Exhibit 10.15

Contract No: 951020887-2	Jeremy Ambrose Company Representative

PUBLIC SERVICE COMPANY OF OKLAHOMA
GENERAL OFFICE – TULSA, OKLAHOMA

CONTRACT FOR ELECTRIC SERVICE

This Contract made and entered into on June 26, 2024, by and between Public Service Company of Oklahoma (“Company”) and T20 Manufacturing LLC (“Customer”).

For Valuable Consideration, Customer and Company agree as follows:

1.

Sale and Purchase of Electricity Term: Subject to the terms and conditions of this contract, Company shall sell and deliver to Customer and Customer shall receive and pay for electric service for an initial period of no more than 3 months (“Commissioning Period”), beginning on the date Service is made available, followed consecutively by an initial term of 12 months (“Term”) for the operation of a(n) Data Center located at 5555 S. 129th E. Ave. Tulsa, OK 74134, with point of delivery of electric service at the Load side of Primary Metering Cabinet near GPS (36.081, -95.830).

If Customer continues to take service after the expiration of the Term, this Contract shall continue in full force and effect year to year thereafter until terminated by notice from Customer or Company to the other thirty (30) days prior to the end of the month on which termination is desired. This Contract supersedes all prior agreements between the Customer and the Company for the service specified herein.

2.

Rate Schedule: Each month Customer agrees to pay Company for all electrical service furnished by Company during the preceding month an amount determined in accordance with rate schedule Large Power and Light - Primary Substation Service provided at Company’s website until and unless said rate schedule is superseded by another applicable rate schedule either by order of the Oklahoma Corporation Commission or requested by Customer and approved by Company. The minimum monthly billing demand shall be as provided in the rate schedule unless otherwise provided in the Special Terms and Conditions in Paragraph 12 below.

3.

Metering of Service: Company shall install and maintain, at a suitable location on the premises of Customer, or at other suitable location, meters and metering equipment necessary to determine the capacity required and the energy used by Customer, and applicable billing for electric service shall be determined by the registration of these meters.

4.

Payment of Bills: If Customer fails to perform any of its contractual obligations, including the prompt payment of monthly bills, but not limited thereto, Company retains the right to pursue, at its own discretion, any or all of the following actions: notification of Customer’s tenants and/or other entity having a financial interest in said Customer’s delinquent account, and suspension of the delivery of energy. Company shall not be liable in any manner for loss or damage arising through such suspension. No such suspension shall interfere with the enforcement by Company of any other legal right or remedy, nor relieve Customer from liability to pay the minimum charge during any such suspension. No delay by Company in enforcing any of its rights shall be deemed a waiver of such rights nor shall waiver by Company of any default by Customer be deemed a waiver of any other or subsequent default; however, in case a fire or other casualty shall occur whereby Customer’s premises are rendered wholly unfit for the continued operation of Customer’s plant or business, billing for electric service shall be suspended until such time as the plant or premises have been reconditioned, and reoccupied by Customer for purpose of his business.

5.

Incorporation of Rules and Regulations: This Contract and the service rendered under this Contract shall in all respects be subject to the rules, regulations and orders of all governmental authorities having jurisdiction of the subject matter of this Contract and shall be subject to the rules and regulations of Company governing terms and conditions of service, now or hereafter in effect and filed with the Oklahoma Corporation Commission. These rules and regulations shall be deemed a part of this Contract as if set out fully in this Contract. Copies of the rules and regulations may be obtained from Company at no charge. The rules and regulations include, without limitation, provisions regarding Customer’s use of service, Customer’s wiring and equipment, Company’s metering of service, Company’s rights in the event Customer fails to pay amounts due under this Contract, and Company’s rights of access and entry.

6.

Notices: Any notice under this Contract that either Customer or Company may desire to give to the other shall be in writing and mailed by certified or personal mail delivered to the post office address of the other, as follows:

Public Service Company of Oklahoma	T20 Manufacturing LLC
P.O. Box 201	7030 South Yale Suite 504
Tulsa, OK 741002-0201	Tulsa, OK 74136
Attention: Manager, Customer Services

Or to other such address as either Customer or Company shall designate by written notice to the other. Notice shall be deemed given upon actual receipt or upon refusal of receipt.

7.

Severability: If any provision of this Contract is declared null and void by a court or regulatory body of competent jurisdiction, such determination shall not affect the remaining terms and conditions which shall remain in full force and effect.

8.

Service: Service shall be furnished as 60-cycle alternating current at a nominal voltage of 7,620/13,200 volts, 3-Phase (Wye), 4-Wire, with a capacity during the Term of approximately 25,000 kVA. Service shall be metered at 7,620/13,200 volts, 3- Phase (Wye). After the expiration of the Term, the capacity will be the lower of the capacity in the Term or on 125% of the highest demand established in the previous 12 months. On receipt of written request from Customer for a change of service capacity, Company shall use commercially reasonable efforts to meet Customer’s additional capacity provided this increase in electrical usage does not constitute a material change in Company’s facilities. When additional facilities are required to provide service to Customer, Company shall not be bound under the terms and conditions of this Contract and a new contract setting out the changed conditions, rates and terms shall be mutually agreed upon by Customer and Company.

9.

Limitation of Company’s Liability: Company shall not be liable for loss or damage caused by interruption or failure of service or delay in commencing service to accident or breakdown to plant, lines or equipment, strike, riot, act of God, or causes reasonably beyond Company’s control or due to shutdowns for reasonable periods to make repairs to generating or distributing equipment.

10.

Indemnification: Each party agrees to and shall defend and indemnify and hold harmless the other party, that indemnified party’s parent company and all related or affiliated companies, and all officers, directors, shareholders, associates, employees, servants and agents of each, from and against all claims, losses, expenses, including attorney’s fees and costs, damages, demands, judgments, claims, causes of actions or suits which arise out of or relate to this agreement due to the negligent act or omission, willful misconduct, other fault of any nature of the indemnifying, its employees, agents, or subcontractors.

11.	Successors, Assigns: This Contract shall bind and benefit the successors and assigns of Company and may be assigned by Customer with prior written consent of Company.

12.	Special Terms and Conditions: Special terms and conditions as agreed upon by Customer and Company are as follows:

In consideration of Customer’s requested capacity and in lieu of a cash contribution-in-aid-of-construction for the cost required to provide Service, Customer agrees to pay a monthly Rate Schedule billing amount (“Minimum Bill”) of $161,300.00 during the Term of the Contract for a total amount of not less than the number of months in the contract times the Minimum Bill amount. Upon written request from the Customer, Company may reduce the number of months in the Commissioning Period and start the Term of the Contract, beginning no sooner than the next billing period following Customer’s request. Prior to the expiration of the Term and pursuant to this Contract, if Customer elects to cancel this Contract for any reason, Customer shall pay to Company an amount equal to the Minimum Bill amount multiplied by the number of months remaining in the Term at the time of Contract termination. In the event Customer elects to cancel this Contract prior to the start of the Commissioning Period, it is agreed that Customer will reimburse the Company, within 60 days of the issuance of an invoice from Company, for all costs, both internal and external, incurred by Company, less the costs of any equipment or materials that Company agrees can be utilized by it for other customers or infrastructure improvements. After the expiration of the Term of this Contract, the monthly billing will be based on metered quantities and determined in accordance with the applicable rate schedule.

Pursuant to this contract, Customer agrees to provide a financial assurance of $1,935,600.00 (“Performance Guaranty”) to the Company in the form of cash or by either a surety bond or irrevocable bank letter of credit in a form acceptable by the Company. Upon request by the Customer on an annual basis, the Performance Guaranty shall be reduced as Customer meets the financial obligation of this Contract until it reaches a minimum amount of no less $1,842,000.00 where it shall be used as the security deposit. The Company reserves the right to use the Performance Guaranty if the Customer fails to meet any financial obligation with the Company. A Performance Guaranty secured in cash and held for at least 30 days will also earn interest at a rate established annually that is based on the U.S. Treasury security rates.

Company will initiate a project to make Service available upon the delivery of a new substation circuit switcher and two new breakers to be installed at PSO’s Ford Glass substation. The circuit switcher was ordered in 2023 and delivery is expected in September of 2024. After the installation, Company shall make commercially reasonable efforts to make Service available.

IN WITNESS WHEREOF, Company and Customer have caused this Contract to be executed by their duly authorized representatives all as of the day and year first above written.

Public Service Company of Oklahoma		T20 Manufacturing LLC

/s/ Scott Ritz	6/27/2024	/s/ Jeremy Henshaw	6/26/24
(Signature)	(Date)	(Signature)	(Date)

Scott Ritz		Jeremy Henshaw
Director, Customer Services and Marketing		Partner

Contract No: 951020887-2	Jeremy Ambrose PSO Representative

PUBLIC SERVICE COMPANY OF OKLAHOMA
GENERAL OFFICE – TULSA, OKLAHOMA

ADDENDUM TO CONTRACT FOR ELECTRIC SERVICE
FOR VOLTAGE FLICKER AND HARMONIC DISTORTION

This Addendum is entered into on June 26, 2024, by and between Public Service Company of Oklahoma (“Company”) and T20 Manufacturing LLC (“Customer”), or his or its heirs, successors or assigns, hereafter called the Customer.

WHEREAS, the Company’s terms and conditions of service contained in the applicable tariffs indicate that the Customer shall not use the electrical service in a manner detrimental to other customers or in such a way as to impose unacceptable voltage fluctuations or harmonic distortions, and the parties hereby agree as follows:

1.

POINT OF COMPLIANCE: The point where the Customer’s electric system connects to the Company’s electric system will be the point where compliance with the voltage flicker and harmonic distortion requirements are evaluated.

2.

VOLTAGE FLICKER CRITERIA: The Company’s standards require that the voltage flicker occurring at the Point of Compliance shall remain below the Border Line of Visibility curve contained in clause 10.5 of IEEE Standard 519-1992: Figure 10-3--Maximum Permissible Voltage Fluctuations.

Notwithstanding these criteria, the Company agrees to permit the Customer to operate above the Border Line of Visibility curve unless and until the Company receives complaints from other customers or other operating problems arise for the Company, provided that the voltage flicker does not exceed the Border Lines of Irritation curve shown on Figure 10-3--Maximum Permissible Voltage Fluctuations in clause 10.5 of IEEE Standard 519-1992, whether or not complaints or operating problems occur. By so agreeing, the Company does not waive any rights it may have to strictly enforce its established voltage flicker criteria as measured/calculated in the future. All measurements shall be determined at the Point of Compliance and compliance with these criteria shall be determined solely by the Company.

If the Customer is operating above the Border Line of Visibility curve and complaints are received by the Company or other operating problems arise, or should the Customer’s flicker exceed the Border Lines of Irritation curve, the Customer agrees to take action, at the Customer’s expense, to comply with the Voltage Flicker Criteria. Corrective measures could include, but are not limited to, modifying production methods/materials or installing voltage flicker mitigation equipment necessary to bring the Customer’s operations into compliance with the Voltage Flicker Criteria.

If the Customer fails to take corrective action within a time deemed reasonable by Company (which may be immediately, depending upon the severity of the interference) after notice by the Company, the Company shall have such rights as currently provided for under its tariffs, which may include discontinuing service, until such time as the problem is corrected.

3.	HARMONIC DISTORTION CRITERIA: The Customer shall design and operate its facility in compliance with the harmonic distortion criteria contained in IEEE Standard 519-1992.

The Customer agrees that if the operation of motors, appliances, devices or apparatus results in harmonic distortions in excess of the Company’s Harmonic Distortion Criteria, it will be the Customer’s responsibility to take action, at the Customer’s expense, to comply with such Criteria. If the Customer fails to take corrective action within a time deemed reasonable by Company (which may be immediately depending upon the severity of the interference) after notice by the Company, the Company shall have such rights as currently provided for under its tariffs, which may include discontinuing service, until such time as the problem is corrected.

Public Service Company of Oklahoma		T20 Manufacturing LLC

/s/ Scott Ritz	6/27/2024	/s/ Jeremy Henshaw	6/26/24
(Signature)	(Date)	(Signature)	(Date)

Scott Ritz		Jeremy Henshaw
Director, Customer Services and Marketing		Partner